EXHIBIT 99.1
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AT THE TRUST
Robert G. Higgins
Primary Trustee                        L.G. Schafran
312-424-3999                           Co-Trustee
RGH_BANYAN@msn.com                     ir@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, JUNE 12, 2003



                        BSRT LIQUIDATING TRUST
                  SETTLES OUTSTANDING LITIGATION WITH
                      SUSPENDED PRESIDENT; PLANS
                 SEPTEMBER 30, 2003 FINAL DISTRIBUTION


CHICAGO, ILLINOIS - JUNE 12, 2003 - BSRT Liquidating Trust, the successor to Banyan Strategic Realty Trust (OTCBB: BSRTE), announced today that it has executed an agreement with Leonard G. Levine to settle all outstanding claims made by each party against the other. Under the terms of the agreement, BSRT paid a total of $600,000 to Mr. Levine.

BSRT's predecessor, Banyan Strategic Realty Trust, suspended Mr. Levine from the office of President and CEO on August 14, 2000. Litigation between the parties commenced in October of 2000 and has been pending since that time. No trial date had been set.

The parties agreed to attempt to resolve their dispute by a voluntary mediation procedure on June 2, 2003. At the conclusion of the mediation, a settlement had not been reached, but the parties continued their negotiations over the next several days.

The settlement agreement provides, among other things, that BSRT make an immediate payment to Mr. Levine of $600,000, in exchange for a complete release of all claims by Mr. Levine against the Trust, Banyan, and each of their officers and trustees. In addition, the Trust and Banyan released all claims against Mr. Levine. The litigation will be dismissed with prejudice.

Commenting upon the settlement, Robert G. Higgins, former general counsel of Banyan and the Primary Trustee of BSRT Liquidating Trust, said: "Based upon our assessment of the risks naturally associated with litigation, the potential cost, expected delay before trial, the possibility of appeal and the uncertainty of the results, and upon the advice and recommendation of counsel, we have agreed to settle this litigation and terminate the liquidating trust. We believe the immediacy and certainty of this result is clearly better for our shareholders than any of the protracted alternatives that we analyzed."

BSRT expects to terminate the liquidating trust on or about September 30, 2003. Between now and then, the liquidating trust will settle all outstanding payables, arrange to pay for all wind-up costs, arrange for permanent storage of the trust documents, complete an audit, and submit a final report to its holders of beneficial interest. Based on preliminary estimates, BSRT expects to distribute between $0.30 and $0.34 per share on or about September 30, 2003.






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BANYAN STRATEGIC REALTY TRUST
ADD 1



Larry Schafran, former CEO and current co-trustee, commenting upon the news of the settlement, said: "We are pleased to announce the completion of our task as trustees. In all, Banyan will have distributed between $5.75 and $5.80 per share with respect to the liquidation of a $225 million portfolio. The liquidation will have been completed in about 2 1/2 years, in the face of extraordinarily difficult market conditions. We want to express our gratitude for the support of our shareholders. We believe the results are exemplary and wish all of our shareholders well."

BSRT Liquidating Trust is a trust formed under the laws of the State of Illinois. On January 3, 2003, BSRT acquired, by assignment, all of the assets and assumed all of the liabilities of Banyan Strategic Realty Trust, which liquidated and terminated on that date. BSRT continues to manage those assets and to discharge those liabilities and, following the conclusion of the Levine litigation, intends to ultimately distribute all remaining cash (after the payment of all liabilities and the taking of all proper reserves) to its beneficiaries, who are the former shareholders of Banyan Strategic Realty Trust.




Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties, such as the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission by Banyan Strategic Realty Trust, including the report on Form 10-K for the year ended December 31, 2002 which was filed with the Securities and Exchange Commission on February 7, 2003. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



          See Banyan's Website at http://www.banyanreit.com.




























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